UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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☐	Preliminary proxy statement
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☐	Definitive proxy statement
☒	Definitive Additional Materials
☐	Soliciting Material pursuant to § 240.14a-12
Advocat Inc.

(Name of Registrant as Specified In Its charter)

(Name of Person(s) Filing proxy statement, if other than the Registrant)

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Company Contact:	Investor Relations:
William R. Council, III	Cameron Associates
President and CEO	Rodney O’Connor
(615) 771-7575	(212) 554-5470
Significant Shareholder and Director States
His Support for Advocat’s Nominees
BRENTWOOD, Tenn., (May 28, 2009) — Advocat Inc. (NASDAQ: AVCA) today announced that Chad McCurdy, a significant shareholder and a director of Advocat has expressed his support for the Company’s Nominees. In a statement filed by Mr. McCurdy in an amendment to his Schedule 13D Mr. McCurdy stated:
“I have received several calls and several messages asking me if I have voted my shares and how I voted. I was part of the nominating process and have voted my shares in favor of retaining Mr. Council and Mr. Brame as members of the Board of Directors. Mr. Council is CEO of the company and should remain on the board unless he no longer serves in that position. Mr. Brame is an experienced operator that has provided a lot of insight into the operations of the business including some of the efforts currently underway to reduce our professional liability issues.
“Skilled nursing facility management is not an exact science. We operate facilities in a variety of markets ranging from NFL cities to small towns with barely more than 1,000 residents. The needs of the business vary from state to state and even from facility to facility. I realize that a number of comparisons have been made between Advocat and other operators using a number of metrics. If you look at the top level occupancy numbers for our facilities at first glance it appears that we greatly lag the industry. But the numbers themselves do not tell the full story.
“Many of our facilities are substantially older than our public peers. When these facilities were originally licensed there were 3 and 4 beds per room. Since the industry is now much more competitive that configuration is no longer marketable, and we now house fewer patients per room. Despite this change, our occupancy calculation can not always take this into account, resulting in an apparent lower percentage. Moreover, if you look at our occupancy by state we are close to the state averages and in some cases we exceed the state averages.
“Both Risk Metrics and Glass Lewis, Institutional Advisory firms, have recommended that shareholders vote the company’s white proxy. Glass Lewis has recommended that shareholders vote in favor of the Board Nominees and Risk Metrics has recommended that shareholders vote the white proxy and abstain with respect to the company Nominees. Neither of them recommends voting with the dissident shareholders and I concur.
“Being a large shareholder or having investment banking relationships does not by itself add additional value to our board. I have numerous relationships with investment bankers at very large and well respected firms as do other members of your board. We listen to what our current bankers tell and draw upon other relationships for further advice and counsel.

“At this time we have three top priorities that the board and management need to be focused upon. First, we need to hire the right person to head the operations of the company. Second, we need to finish executing our plan to better manage professional liability expenses and keep more of the earnings we are generating. Third, we need to continue our focus on driving census and getting costs back inline with revenues.
“I don’t think anyone is happy with our stock at its current price level. I have continued to purchase shares since I have been on the board because I believe that there is significant value represented in the company’s shares and at some point that value will be realized. The board will continue to make changes in the business as warranted and I believe that we have the right mix of skills represented on the board today. I want to encourage all of you to vote your shares on the white proxy, and I hope you will support the candidates the board has recommended.”
William R. Council, III stated “Advocat is glad to have the support of its largest shareholder. The Company is also glad that neither RiskMetrics’ nor Glass Lewis’ reports recommended voting for the Bristol Investment Fund Ltd. nominees. While the proxy advisory firms noted reservation regarding their support for the Company, Glass Lewis recommended voting for Advocat’s nominees and RiskMetrics recommended withhold votes but using the Company’s WHITE proxy card.”
YOUR VOTE IS IMPORTANT.
Please discard Bristol’s proxy card and sign, date and mail the Company’s enclosed WHITE proxy card at your first convenience. Your vote is important, so please act promptly. If you have already voted using Bristol’s proxy card, you can still revoke it by voting the WHITE proxy card. If you any questions or need assistance in submitting your vote, please contact D. F. King & Co., Inc., which is assisting your Company.
Shareholders call toll free: (800) 628-8536
Banks and Brokers call collect: (212) 269-5550
Advocat provides long term care services to patients in 50 skilled nursing centers containing 5,773 licensed nursing beds, primarily in the Southeast and Southwest. For additional information about the Company, visit Advocat’s web site: http://www.irinfo.com/avc.
Additional Information and Where To Find It
This letter may be deemed to be solicitation material in respect of the matters to be considered at the 2009 annual meeting of shareholders. The Company has filed the definitive proxy statement with the Securities and Exchange Commission (“SEC”) on May 5, 2009. Investors and shareholders are urged to read the proxy statement, the white proxy card and any other relevant documents filed or that will be filed with the SEC because they contain important information. Investors and shareholders may obtain the proxy statement and other relevant documents free of charge at the SEC’s Web site, www.sec.gov; at Advocat’s website, www.irinfo.com/AVC; or from Advocat Inc., 1621 Galleria Boulevard, Brentwood, Tennessee 37027.
Participants in Solicitation
Advocat and its directors and certain executive officers may be deemed to be participants in the solicitation of proxies in respect of the matters to be considered at the 2009 annual meeting of shareholders. Information regarding the interests of Advocat’s directors and executive officers in the proxy contest is included in Advocat’s definitive proxy statement.
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